Exhibit 10.42
AMENDMENT 9
This Amendment 9 becomes part of the Xcelerate Partner Agreement (the “Agreement”), dated August 2, 2001, between NSI Software, Inc. located at 257 Turnpike Road, Suite 210, Southborough, MA 01772 and Sunbelt Software Distribution Inc., located at 101 North Garden Avenue, Clearwater, Florida 33755 (“VAR”).
Whereas NSI and VAR wish to modify certain provisions pertaining to Aggregate Dollar Value;
Now therefore the Agreement shall be modified as follows:
1.	The following should be added to Schedule B Section 1:
1. Aggregate Dollar Commitment
The annual Aggregate Dollar Value committed for 2006 is $7,000,000.00 which shall be distributed over four contract quarters as indicated below:

Q1 2006	Q2 2006	Q3 2006	Q4 2006
$1,600,000	$1,800,000	$1,700,000	$1,900,000
2.	Schedule B Section 6 shall be deleted in its entirety and replaced with the following:
Forty-five (45) days after the end of each Quarter or Fiscal Year as appropriate, VAR will receive a check or a credit, at NSI’s sole discretion for up to ten percent (10%) of the Aggregate Dollar sold for the preceding Quarter based on the following criteria:
•	If the Aggregate Dollar sold for the Quarter is between sixty percent (60%) and ninety-nine percent (99%) of the quarterly Aggregate Dollar Value stated above, the VAR will receive that percentage divided by one hundred percent (100%) of the Aggregate Dollar sold for that preceding Quarter.

•	If the Aggregate Dollar sold for the Quarter meets or exceeds the quarterly Aggregate Dollar Value stated above, the VAR will receive the full ten percent (10%) of the Aggregate Dollar sold for the preceding Quarter.

•	If the Aggregate Dollar sold for the Quarter is less than sixty percent (60%) of the quarterly Aggregate Dollar Value stated above, the VAR is not eligible for the quarterly rebate.

•	Annual Rebate Catch-up: If at least one quarterly quota was not achieved but the annual quota is achieved, VAR will receive an additional rebate of 10% minus the rebate percentage paid in the Quarter(s)which VAR did not meet or exceed the Aggregate Dollar Value committed for that Quarter(s).
Within 90 days prior to the end of the current calendar year both parties will meet and mutually agree on new quarterly and annual Aggregate Dollar Value goals for the next calendar year. This must be done in writing as an addition to this Addendum and signed by both parties.

3.	Amendment 7 dated April 15, 2004 shall be amended as follows:
1.	Schedule A shall be amended by adding the following:
•	Double-Take for Virtual Systems: Real time transaction based backup software within Virtual Systems.
2.	The table in Schedule B (3) shall be amended by deleting the title in the third column and replacing same with “Then Current Partner Price Discount”.
Except as modified under this Amendment, all other terms and conditions of the Agreement and any Amendments shall remain in full force and effect. In the event of a conflict between the terms and conditions of this Amendment 9, the Agreement or any prior Amendments, the terms and conditions of this Amendment shall supersede.
IN WITNESS WHEREOF, the undersigned have caused this Amendment No.9 to be executed by their respective representatives.

NSI Software, Inc.		Sunbelt Software Distribution Inc.

Date:	2/15/06	Date:	Feb. 13th, 2006

Signature:	/s/ S. Craig Huke	Signature:	/s/ Jo Murciano

Print Name:	S. Craig Huke	Print Name:	/s/ Jo Murciano

Title:	CFO	Title:	CEO